EXHIBIT 99.1

      MGI PHARMA Reports First Quarter 2007 Financial Results

             --GAAP and Adjusted Profitability Achieved--
   --2007 Dacogen Sales Guidance Increased to $95 to $105 Million-- --First Quarter Highlighted by Execution of Pipeline Initiatives--

    Business Editors

    MINNEAPOLIS--(BUSINESS WIRE)--April 18, 2007--MGI PHARMA, INC. (NASDAQ:MOGN), a biopharmaceutical company focused in oncology and acute care, today reported financial results for the three months ended March 31, 2007.

    Total revenue for the first quarter of 2007 was $83.2 million compared to $78.2 million for the first quarter of 2006. The Company reported GAAP net income of $0.7 million, or $0.01 per diluted share, in the 2007 first quarter compared to a GAAP net loss of $2.8 million, or $0.04 per diluted share, in the 2006 first quarter. Adjusted or non-GAAP net income for the 2007 first quarter increased to $9.1 million, or $0.11 per diluted share, compared to adjusted net income of $0.9 million, or $0.01 per diluted share, in the 2006 first quarter. See "Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)" below for information on the adjusted numbers presented in this press release.

    At March 31, 2007, MGI PHARMA's cash and marketable debt investments totaled $161.1 million.

    "MGI PHARMA had a strong start to 2007, and we continued to make significant progress in positioning the Company for long-term, sustainable growth," said Lonnie Moulder, President and Chief Executive Officer of MGI PHARMA. "During the first quarter, we received a five-year Hatch-Waxman extension for the patent covering Aloxi, which now provides Aloxi with protection into 2015. This patent extension, combined with the planned submission of an sNDA for Aloxi in post-operative nausea and vomiting, will allow us to maximize this brand franchise. We are very pleased with the Dacogen launch and the progress made with our pipeline, including the positive phase 3 results from the Aquavan bronchoscopy trial, which will support an NDA submission for this product candidate later this year."

    Product Sales Performance

    Product sales increased to $81.6 million in the first quarter of 2007 compared to $77.5 million in the first quarter of 2006, primarily as a result of the inclusion of Dacogen(R) (decitabine) for Injection sales following its commercial launch in mid-2006.

    During the first quarter of 2007, U.S. sales of Aloxi(R) (palonosetron hydrochloride) Injection totaled $47.3 million compared to $63.3 million in the first quarter of 2006. This year-over-year decline in Aloxi sales was primarily due to the disruption in the chemotherapy-induced nausea and vomiting market following the introduction of multiple generic ondansetron products at the end of the fourth quarter of 2006. This result represented a 5% sequential decline over the prior quarter.

    Sales of Dacogen totaled $23.1 million in the first quarter, its third full quarter of commercial availability, and represented 22% growth versus the fourth quarter. Sales of Gliadel(R) Wafer (polifeprosan 20 with carmustine implant) were $9.7 million for the first quarter of 2007, compared to $9.7 million in the first quarter of 2006. This result represented a 19% increase over the prior quarter.

    Operating Expenses

    Selling, general and administrative expenses totaled $37.3 million for the first quarter compared to $31.5 million for the first quarter of 2006. Adjusted selling, general and administrative expenses were $32.7 million for the first quarter of 2007 compared to $30.1 million for the same period in 2006. This increase was primarily due to expenses related to Dacogen promotion and increased funding of the sales force.

    Research and development expenses totaled $17.0 million for the first quarter compared to $23.0 million for the first quarter of 2006. Adjusted research and development expenses in the first quarter of 2007 were $15.6 million compared to $20.0 million in the first quarter of 2006. This decrease was primarily a result of the conclusion of certain clinical trials for Aquavan and Dacogen combined with lower personnel expense following the fourth quarter reduction in force.

    Operating income for the first quarter was $0.9 million compared to an operating loss of $4.6 million for the same period in 2006. Adjusted operating income for the first quarter increased to $9.3 million compared to an adjusted operating income of $1.6 million for the same period in 2006.

    Reconciliation of U.S. GAAP to Adjusted Results:

    In this press release, certain non-GAAP financial measures are presented as adjusted numbers. These numbers exclude the effects of non-cash, stock-based employee compensation expense, amortization of product intangible assets, restructuring expenses, and license and milestone payments. See the attached "Reconciliation of U.S. GAAP Net Loss to Adjusted Net Income (Loss)" for a detailed explanation of the amounts excluded and included to arrive at adjusted expenses, adjusted operating income (loss), adjusted net income (loss), and adjusted per share amounts for the three-month periods ended March 31, 2007 and March 31, 2006. Adjusted or non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during, and after certain items that would not otherwise be apparent on a GAAP basis. Adjusted financial measures are not, and should not be, viewed as a substitute for GAAP results. We define adjusted diluted earnings per share amounts as adjusted net income divided by the GAAP weighted average number of diluted shares outstanding. Our definition of these adjusted financial measures may differ from similarly named measures used by others.

    2007 Financial Outlook

    For the year ending December 31, 2007, the Company now expects:

    --  Dacogen sales of $95 to $105 million;

    --  Adjusted SG&A expenses of $140 to $145 million;

    --  Adjusted R&D expenses of approximately $70 million; and

    -- Positive adjusted operating income under a wide range of Aloxi sales scenarios.

    Our adjusted financial outlook for SG&A excludes non-cash stock-based compensation expense. Our adjusted financial outlook for R&D excludes non-cash stock-based compensation expense and license and milestone payments. Adjusted operating income additionally excludes amortization of product intangible assets and restructuring costs. We have excluded these expenses because their amount and significance cannot readily be determined at this time.

    Recent Corporate Highlights

    Dacogen

    -- The Centers for Medicare and Medicaid Services (CMS) assigned a specific J-code (J0894) for Dacogen effective January 1, 2007, enabling providers to obtain reimbursement for Dacogen via processing claims electronically.

    -- The results of a single center clinical study that evaluated three alternative dosing regimens for Dacogen were published in the journal Blood. The objective response rate of this study was 72%, including a 34% complete response (CR) rate, 1% partial response (PR) rate, 24% marrow CR rate with or without other hematologic improvement (HI) responses, and a 14% HI rate. Among the 51 patients evaluable for cytogenetic response, the overall cytogenetic response rate was 57 percent, including a cytogenetic CR rate of 33 percent and a cytogenetic PR rate of 24 percent. The most common adverse events were myelosuppression, liver dysfunction, nausea and vomiting, fatigue and bone aches.

    Aloxi

    -- MGI PHARMA and Helsinn Healthcare SA announced that a five-year Hatch-Waxman patent term extension has been granted by the U.S. Patent and Trademark Office (PTO) for the patent covering Aloxi. Following this five-year term extension, the patent will now expire in April 2015.

    Aquavan

    -- MGI PHARMA announced positive results from a pivotal phase 3 trial of Aquavan(R) (fospropofol disodium) Injection in sedation of patients undergoing bronchoscopy. This clinical trial successfully met its primary endpoint of sedation success as well as all secondary endpoints. The results of this study are consistent with the previously reported data from a pivotal phase 3 study of Aquavan in patients undergoing colonoscopy. An open-label safety study conducted in patients undergoing a variety of minor surgeries was also completed, and data describe a predictable safety profile.

    -- A pre-New Drug Application (NDA) meeting was held with the FDA in January 2007, and the Aquavan NDA submission is planned for third quarter of 2007.

    Saforis

    -- The results for a randomized, double-blind, placebo-controlled phase 3 trial of Saforis were published in the journal Cancer in January 2007. Data from this study indicate that the incidence of World Health Organization (WHO) Grade 2 of higher oral mucositis was significantly reduced in Saforis-treated patients compared to patients who received placebo (p=0.026). Among those patients that experienced oral mucositis in this study, the incidence of severe oral mucositis (WHO Grade 3 or higher) was significantly lower in the Saforis arm compared with the placebo arm (p=0.005). The most frequently observed adverse events considered possibly or probably related to the study drug were nausea and dry mouth.

    2007 Corporate Objectives:

    In 2007, MGI PHARMA is focusing on key initiatives to advance our development pipeline and grow product sales.

    Maximize our brand franchises

    --  Submission of the Aloxi PONV sNDA

    --  Submission of the Aloxi oral capsule sNDA

    --  Advance Dacogen pivotal phase 3 AML program

    --  Conclude Dacogen ADOPT trial

    --  Submission of the sNDA for Dacogen alternative dosing regimen

    Advance our product pipeline

    --  Submission of the Aquavan NDA

    --  Finalize Saforis development strategy

    --  Advance amolimogene pivotal phase 2 program

    -- Complete enrollment in the ZYC300 phase 1/2 trial in solid tumors

    -- Submission of the GPI 21016 (PARP inhibitor) IND for cancer therapy sensitization

    Conference Call & Webcast Information

    MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, April 18, 2007 at 5:00 p.m. Eastern Time. The Company's executive management team will review first quarter 2007 financial results, discuss operations, and provide guidance on MGI PHARMA's business outlook. All interested parties are welcome to access the webcast via the Company's Website at www.mgipharma.com. The audio webcast will be archived on the Company's Website through Wednesday, April 25, 2007.

    Annual Shareholder Meeting

    MGI PHARMA's Annual Meeting of Shareholders will be held on Tuesday, May 8, 2007 at 1:00 p.m. Central Time at the Hilton
Minneapolis, 1001 Marquette Avenue, Minneapolis, Minnesota. All MGI PHARMA shareholders are invited to attend.

    About MGI PHARMA

    MGI PHARMA, INC. is a biopharmaceutical company focused in oncology and acute care that acquires, researches, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi(R) (palonosetron hydrochloride) Injection, Dacogen(R) (decitabine) for Injection, and Gliadel(R) Wafer (polifeprosan 20 with carmustine implant) in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

    Dacogen is being co-developed by MGI PHARMA and Janssen-Cilag, a Johnson & Johnson company. Janssen-Cilag companies are responsible for regulatory and commercial activities in all territories outside North America, while MGI PHARMA retains responsibility for all activities in the United States, Canada and Mexico.

    This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," "expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause MGI PHARMA's results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA to continue to increase sales of its marketed products, the ability of MGI PHARMA to achieve its objectives for 2007,, the successful completion of clinical trials for the Company's other product candidates, and other risks and uncertainties detailed from time to time in MGI PHARMA's filings with the Securities and Exchange Commission including its most recently filed Form 10-K and Form 10-Q. MGI PHARMA undertakes no duty to update any of these forward-looking statements.

                  MGI PHARMA, INC. AND SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                (In thousands, except per share data)


                                      Three Months Ended March 31,
                                   -----------------------------------
                                         2007              2006
                                   ---------------- ------------------

Revenues:
     Sales                                 $81,578            $77,525
     Licensing and other                     1,630                678
                                   ---------------- ------------------
                                            83,208             78,203
                                   ---------------- ------------------

Costs and Expenses:
     Cost of sales                          27,606             28,342
     Selling, general and
      administrative                        37,321             31,519
     Research and development               17,002             22,967
     Restructuring                             381                  -
                                   ---------------- ------------------
                                            82,310             82,828
                                   ---------------- ------------------

Operating income (loss)                        898             (4,625)

Interest income                              2,065              1,156
Interest expense                            (1,876)            (1,997)
Other income (expense)                         (27)               181
                                   ---------------- ------------------

Income (loss) before minority
 interest and income tax                     1,060             (5,285)

Minority interest                                -              2,431
                                   ---------------- ------------------

Income (loss) before income tax              1,060             (2,854)

Provision for income tax                       359                (47)
                                   ---------------- ------------------

Net income (loss)                             $701            $(2,807)
                                   ================ ==================


Net income (loss) per common share
       Basic                                 $0.01             $(0.04)
       Diluted                               $0.01             $(0.04)

Weighted average number of common
 shares outstanding
       Basic                                79,447             77,788
       Diluted                              81,790             77,788

----------------------------------


                                     Consolidated Balance Sheet Data
                                               (unaudited)
                                             (In thousands)

                                   As of March 31,  As of December 31,
                                   ---------------- ------------------
                                         2007              2006
                                   ---------------- ------------------

Cash and marketable debt
 securities, unrestricted                 $161,062           $162,743
Total assets                              $472,051           $482,975
Total stockholders' equity (a)            $119,363           $105,935

(a) In accordance with SAB 108, stockholders' equity as of December 31, 2006, has been decreased by $0.9 million from $106.8 million to $105.9 million. This reduction was due to our determination that restructuring expenses recorded during the fourth quarter of 2006 were understated by $0.9 million and that these adjustments were not material to MGI's 2006 financial statements.

                  MGI PHARMA, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME -
 UNAUDITED
                (In thousands, except per share data)


                                    Three Months Ended March 31, 2007
                                   -----------------------------------
                                     GAAP    Adjustments (1)  Adjusted
                                   -------- ----------------- --------

Revenues:
    Sales                          $81,578      $-            $81,578
    Licensing & other                1,630       -              1,630
                                   -------- -------           --------
                                    83,208       -             83,208
                                   -------- -------           --------

Costs and Expenses:
    Cost of sales                   27,606  (1,979)    (2)     25,627
    Selling, general and                            (2, 3, 4)
     administrative                 37,321  (4,640)            32,681
    Research and development        17,002  (1,373)    (3)     15,629
    Restructuring                      381    (381)    (5)          -
                                   -------- -------           --------
                                    82,310  (8,373)            73,937
                                   -------- -------           --------

Operating Income                       898   8,373              9,271

Interest income                      2,065       -              2,065
Interest expense                    (1,876)      -             (1,876)
Other expense                          (27)      -                (27)
                                   -------- -------           --------


Income before income tax             1,060   8,373              9,433

Provision for income taxes             359       -                359
                                   -------- -------           --------

Net Income                            $701  $8,373             $9,074
                                   ======== =======           ========


Net income per common share
    Basic                            $0.01                      $0.11
    Diluted                          $0.01                      $0.11


Weighted average number of common
 shares outstanding
    Basic                           79,447                     79,447
    Diluted                         81,790                     81,790

See Notes to Reconciliation of U.S. GAAP Net Income (Loss) to Adjusted
 Net Income
----------------------------------------------------------------------

                  MGI PHARMA, INC. AND SUBSIDIARIES

  RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME -
                               UNAUDITED
                (In thousands, except per share data)


                                     Three Months Ended March 31, 2006
                                     ---------------------------------
                                       GAAP     Adjustments   Adjusted
                                                     (1)
                                     --------- -------------- --------

Revenues:
    Sales                             $77,525      $-         $77,525
    Licensing & other                     678       -             678
                                     --------- -------        --------
                                       78,203       -          78,203
                                     --------- -------        --------

Costs and Expenses:
    Cost of sales                      28,342  (1,773)  (2)    26,569
    Selling, general and                               (2, 3)
     administrative                    31,519  (1,486)         30,033
    Research and development           22,967  (2,927) (3, 6)  20,040

                                     --------- -------        --------
                                       82,828  (6,186)         76,642
                                     --------- -------        --------

Operating income (loss)                (4,625)  6,186           1,561
                                                                    -
Interest income                         1,156       -           1,156
Interest expense                       (1,997)      -          (1,997)
Other income                              181       -             181
                                     --------- -------        --------

Income (loss) before minority
 interest and income tax               (5,285)  6,186             901

Minority interest                       2,431  (2,431)  (6)         -
                                     --------- -------        --------

Income (loss) before income tax        (2,854)  3,755             901

Benefit for income taxes                  (47)      -             (47)
                                     --------- -------        --------

Net Income (loss)                     $(2,807) $3,755            $948
                                     ========= =======        ========


Net income (loss) per common share
    Basic                              $(0.04)                  $0.01
    Diluted                            $(0.04)                  $0.01

Weighted average number of common
 shares outstanding
    Basic                              77,788                  77,788
    Diluted                            77,788                  77,788

See Notes to Reconciliation of U.S. GAAP Net Income (Loss) to Adjusted
 Net Income
----------------------------------------------------------------------

                  MGI PHARMA, Inc. and Subsidiaries
Notes to Reconciliation of U.S. GAAP Net Income (Loss) to Adjusted Net
                          Income - Unaudited
              Three Months Ended March 31, 2007 and 2006
                (In thousands, except per share data)

(1) Adjusted net income and adjusted per share amounts for the three-month periods ended March 31, 2007 and 2006, exclude the effects of non-cash stock-based employee compensation expense, amortization of product intangible assets, license and milestone payments, the consolidation of Symphony Neuro Development Company and restructuring expenses. The GAAP provision for income tax is used for both GAAP net income (loss) and adjusted net income. Adjusted net income per share amounts represent adjusted net income divided by the GAAP diluted weighted average number of shares outstanding. The following tables summarize the adjustments and reconciles GAAP net income (loss) to adjusted net income.


----------------------------------------------------------------------
                  MGI PHARMA, INC. AND SUBSIDIARIES

             RECONCILIATION OF GAAP NET INCOME (LOSS) TO
                   ADJUSTED NET INCOME - UNAUDITED
                (In thousands, except per share data)

                                               Three Months Ended
                                                    March 31
                                           ---------------------------
                                               2007          2006
                                           ------------- -------------

GAAP net income (loss)                             $701       $(2,807)

    Amortization of product intangible
     assets (2)                                   1,998         1,792

    Non-cash, stock-based compensation
     expense (3)                                  5,874         1,963

    License & milestone payments (4)                120             -

    Restructuring expenses (5)                      381             -

                                           ------------- -------------
Adjusted net income                              $9,074          $948
                                           ============= =============

----------------------------------------------------------------------


----------------------------------------------------------------------
                  MGI PHARMA, INC. AND SUBSIDIARIES

     RECONCILIATION OF GAAP NET INCOME (LOSS) PER COMMON SHARE TO
           ADJUSTED NET INCOME PER COMMON SHARE - UNAUDITED
                (In thousands, except per share data)

                                           Three Months Ended March 31
                                           ---------------------------
                                               2007          2006
                                           ------------- -------------

GAAP income or (loss) per diluted share           $0.01        $(0.04)

    Amortization of product intangible
     assets (2)                                   $0.02          0.02

    Non-cash, stock-based compensation
     expense (3)                                  $0.07          0.03

    License & milestone payments (4)              $0.00             -

    Restructuring expenses (5)                    $0.01             -

                                           ------------- -------------
Adjusted income per diluted share                 $0.11         $0.01
                                           ============= =============

----------------------------------------------------------------------

    (2) To exclude amortization of product intangible assets.

    (3) To exclude the effects of charges for non-cash stock-based employee compensation expense The following tables breakout the expense by operating expense category:

                                                    Three Months Ended
                                                    ------------------
                                                      2007      2006
                                                    --------- --------
Selling, general and administrative                   $4,501   $1,467
Research and development                               1,373      496
                                                    --------- --------
                                                      $5,874   $1,963
                                                    ========= ========

    (4) To exclude license and milestone payments.

    (5) To exclude employee related expenses pursuant to the plan of organizational restructuring undertaken in Q4 2006.

    (6) To exclude the impact of consolidating Symphony Neuro
Development Company, a variable interest entity that was included in MGI consolidated financial statements from October 3, 2005 (date of the Guilford acquisition) through the date of effective termination in Q2 2006.


    CONTACT: MGI PHARMA, INC.
             Jennifer Davis, 212-332-4381
             IR@mgipharma.com
             or
             Susan Silao, 212-332-4364